Exhibit 10.3

EMPLOYMENT AND CONFIDENTIALITY AGREEMENT

(the “Agreement”)

Name:	___________________________________	Position:	___________________________________

Date of Offer:	___________________________________	Scheduled Employment Date:	___________________________________

1. POSITION

You hereby accept a position of                     , (the “Employment”) of China Medical Technologies, Inc., a Cayman Islands company (the “Company”).

2. TERM

The initial term of the Employment shall be                      years, commencing on                      (the “Effective Date”), until                     .

3. PROBATION

No probationary period.

4. DUTIES AND RESPONSIBILITIES

You agree to serve as the                      of the Company. In this position, you will be in charge of                      of the Company. Your duties at the Company, which include your duties at Beijing Yuande Bio-Medical Engineering Co., Ltd. (“YDME Beijing”) or any other subsidiary of the Company, will also include other relevant jobs assigned by the Company’s Board of the Directors (the “Board”) or the Chairman/CEO. If the Company reduces your authority, duties and responsibilities in material respects without your consent, it is considered the termination of the agreement by the Company without cause and is subject to clause 7 (a) of this agreement.

You shall devote all of your working time, attention and skills to the performance of your duties and shall faithfully and diligently serve the Company in accordance with this Agreement, the Memorandum and Articles of Association of the Company (the “Articles of Association”), and the guidelines, policies and procedures of the Company approved from time to time by the Board.

You shall use your best endeavor to perform your duties hereunder. You shall not, without the prior consent of the Board, become an employee of any entity other than the Company and any subsidiary of the Company, and shall not be concerned or interested in any other business directly competitive with that carried on by the

Company. The Company shall have the sole discretion to determine, and shall notify you, from time to time, as to which other companies are deemed to be in business directly competitive with that carried on by the Company. Not withstanding the foregoing, nothing in this clause shall preclude you from holding or being otherwise interested in any shares or other securities of such companies that are listed or dealt in on any securities exchange or recognized securities market anywhere, provided that you shall notify the Company in writing of your existing interest in such shares or securities in a timely manner and with such details and particulars as the Company may reasonably require, provided further that before you obtain such additional interest or such additional shares, you shall first notify the Company in writing and with such details and particulars as the Company may reasonably require.

5. LOCATION

You will be based in             .

6. COMPENSATION AND BENEFITS

(a)	Annual Salary. In consideration for the service rendered by you to the Company and any of its subsidiary, your compensation shall consist of (X) an annual salary of or USD equivalent for the first year of the Employment, subject to annual review and adjustment by the Company in April every year (The annual salary includes a thirteenth month salary payable in December every year. In case the service period by December is less than one year, it is payable on a pro-rated basis.); and (Y) a fixed bonus of salary plus a discretionary performance bonus based on your performance. A certain portion of the annual salary is borne and paid by YDME Beijing in accordance with your separate employment contract with YDME Beijing.

(b)	Stock Options. You will be entitled to participate in the stock options plan adopted by the Company.

(c)	Benefits. You are eligible for participation in any standard employee benefit plan of the Company that currently exists or may be adopted by the Company in the future, including, but not limited to, any retirement plan, life insurance plan, health insurance plan and travel/holiday plan. You are entitled to have company-paid annual leave of working days every year.

(d)	Taxation. You are responsible to report your compensation to relevant tax authority in accordance with relevant laws and regulations. The Company or any of its subsidiary should report your compensation to relevant tax authority and withhold an adequate portion of your salary for the relevant tax if required by relevant laws and regulations.

(e)	Working Hours. You shall work 8 hours per day and five days per week except on public holidays and annual paid leave, or such other numbers of working hours as agreed between you and the Company.

7. TERMINATION OF THE AGREEMENT

(a)	By the Company. The Company may terminate the Employment for cause, at any time, without notice or remuneration, if (1) you are convicted or pleads guilty or nolo contendere to a felony or to an act of fraud, misappropriation or embezzlement, (2) you have been negligent or acted dishonestly to the detriment of the Company, or (3) you have engaged in actions amounting to misconduct or failed to perform your duties hereunder and such failure continues after you are afforded a reasonable opportunity to cure such failure. In addition, the Company may terminate the Employment without cause at any time. In the case of termination by the Company without cause, the Company will pay you a compensation equal to months of your salary.

(b)	By You. You may terminate the Employment at any time upon months written notice to the Company, provided that, in the event that you provide less than months written notice, you are required to pay to the Company a damage in the amount equal to months of your salary.

(c)	Advance. The Company has advanced an amount of to you. The advance will be waived by the Company upon the completion of term of employment with the Company. If you terminate your employment with the Company within the first years, you are required to pay the Company a pro-rated amount of the advance based on the remaining period of the term.

8. CONFIDENTIALITY AND NON-DISCLOSURE

In the course of your services, you may have access to the Confidential Information (as defined below) of the Company, its subsidiaries or any other third party, including but not limited to those embodied in memoranda, manuals, letters or other documents, computer disks, tapes or other information storage devices, hardware, or other media or vehicles, pertaining to the businesses of the Company, its subsidiaries or such other third party. All materials containing any such Confidential Information are the property of the Company, its subsidiaries, and/or such third party, and shall be returned to the Company, its subsidiaries, and/or such third party upon expiration or earlier termination of this Agreement. You shall not directly or indirectly disclose or use any such Confidential Information, except as required in the performance of your duties in connection with the Employment.

During and after the Employment, you shall hold the Confidential Information in strict confidence; you shall not disclose the Confidential Information to anyone except other employees of the Company who have a need to know the Confidential Information in connection with the Company’s business. You shall not use the Confidential Information other than for the benefits of the Company.

“Confidential Information” means information deemed confidential by the Company and its subsidiaries, treated by the Company and its subsidiaries or which you know or ought reasonably to have known to be confidential, and trade secrets, including without limitation designs, processes, pricing policies, methods, inventions, conceptions, technology, technical data, financial information, corporate structure and know-how, relating to the business and affairs of the Company and its subsidiaries, affiliates and business associates, whether embodied in memoranda, manuals, letters or other documents, computer disks, tapes or other information storage devices, hardware, or other media or vehicles. Confidential Information does not include information generally known or released to public domain through no fault of yours.

This Section 8 shall survive the termination of this Agreement for any reason.

9. INVENTIONS ASSIGNMENT

You understand that the Company and its subsidiaries are engaged in research and development and other activities in connection with its business and that, as an essential part of the Employment, you are expected to make new contributions to and create inventions of value for the Company and its subsidiaries.

From and after the Effective Date, you shall disclose in confidence to the Company and its subsidiaries all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets (collectively, the “Inventions”), which you may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of your Employment at the Company. You acknowledge that copyrightable works prepared by you within the scope of and during the period of your Employment with the Company are “works for hire” and that the Company and its subsidiaries will be considered the author thereof. You agree that all the Inventions shall be the sole and exclusive property of the Company and its subsidiaries and you hereby assign all your right, title and interest in and to any and all of the Inventions to the Company and its subsidiaries or its successor in interest without further consideration.

You agree to assist the Company and its subsidiaries in every proper way to obtain for the Company and its subsidiaries and enforce patents, copyrights, mask work rights, trade secret rights, and other legal protection for the Inventions. You will execute any documents that the Company and its subsidiaries may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Your obligations under this paragraph will continue beyond the termination of your employment with the Company, provided that the Company will compensate you at a reasonable rate after such termination for time or expenses actually spent by you at the Company’s request on such assistance. You appoint the Secretary of the Company as your attorney-in-fact to execute documents on your behalf for this purpose.

This Section 9 shall survive the termination of this Agreement for any reason.

10. NON-COMPETITION

In consideration of the salary paid to you by the Company, you agree that during the term of the Employment and for a period of              year following the termination or expiration of this Agreement (for whatever reason):

(a)	you will not approach clients, customers or contacts of the Company or other persons or entities introduced to you in your capacity as a representative of the Company for the purposes of doing business with such persons or entities and will not interfere with the business relationship between the Company and such persons and/or entities;

(b)	unless expressly consented to by the Company, you will not assume employment with or provide services as a director or otherwise for any competitor of the Company, or engage, whether as principal, partner, licensor or otherwise, in any business which is in direct or indirect competition with the business of the Company and its subsidiaries; and

(c)	unless expressly consented to by the Company, you will not seek directly or indirectly, by the offer of alternative employment or other inducement whatsoever, to solicit the services of any employee of the Company and its subsidiaries employed as at or after the date of such termination, or in the year preceding such termination.

The provisions provided in Section 10 shall be separate and severable, enforceable independently of each other, and independent of any other provision of this Agreement.

The provisions contained in Section 10 are considered reasonable by you and the Company but, in the event that any such provisions should be found to be void under applicable laws but would be valid if some part thereof was deleted or the period or area of application reduced, such provisions shall apply with such modification as may be necessary to make them valid and effective.

This Section 10 shall survive the termination of this Agreement for any reason.

11. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between you and the Company regarding the terms of the Employment. You acknowledge that you have not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement. Any amendment to this Agreement must be in writing and signed by you and the Company.

12. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, this Agreement has been executed                     .

China Medical Technologies, Inc.	Employee

Signature:	Signature:
Name:	Name:
Title: